Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Endavo Media and Communications, Inc.:

We consent to the incorporation by reference in the registration statement of Endavo Media and Communications, Inc. on Form S-8 (File No. 333-119586) filed on October 7, 2004 of our report dated February 13, 2004, on the consolidated balance sheets of Endavo Media and Communications, Inc. as of December 31, 2003 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended, which report appears in Endavo Media and Communications, Inc.’s Annual Report on Form 10-KSB.

/s/ Tanner+Co.

Salt Lake City, Utah
April 14, 2005